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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:
Media Relations:               Investor Relations:
DeAnna Bullock                 Glenn Etherington, CFO
MetaSolv Software, Inc.        MetaSolv Software, Inc.
(972) 403-8300                 (972) 403-8300

      MetaSolv Software Creates Holding Company Organizational Structure

        New structure creates greater flexibility for global expansion of MetaSolv's products and services

PLANO, TEXAS, December 29, 2000 - MetaSolv Software, Inc., (NASDAQ: MSLV) announced today that it is establishing a holding company organizational structure. MetaSolv, Inc., a Delaware corporation, has been incorporated, and effective January 1, 2001, MetaSolv Software, Inc., will become a wholly owned subsidiary of MetaSolv, Inc. Additionally, the parent company, MetaSolv, Inc., will become the publicly held and traded company on the NASDAQ national market. Stockholders of MetaSolv Software will automatically become stockholders of the parent company.

The new organizational structure provides certain tax savings and allows MetaSolv more flexibility to conduct business globally. MetaSolv is expanding its products and services internationally, and the expanded organizational structure broadens the alternatives for future financing and growth.

The organizational format was structured under Delaware law and did not require action by the stockholders of MetaSolv Software, Inc. Stockholders' rights, privileges and interests will remain the same with respect to MetaSolv, Inc. Existing certificates representing shares of MetaSolv Software, Inc., common stock will continue to serve as evidence of ownership of the same number of shares of common stock of MetaSolv, Inc., however, stockholders will have the option to exchange certificates. The change to the holding company structure was tax free to the stockholders. The by-laws, executive officers and board of directors of MetaSolv, Inc., are the same as those of MetaSolv Software, Inc. The holding company, MetaSolv, Inc., common stock will trade on the NASDAQ national market under the ticker symbol, "MSLV."

About MetaSolv Software, Inc.

MetaSolv Software, Inc., headquartered in Plano, Texas, was founded in 1992. MetaSolv is the leading provider of order management and service fulfillment solutions to next generation communications providers. MetaSolv's Telecom Business Solution(TM) (TBS(TM)) software integrates a communications provider's business from network planning and engineering to operations and customer care. With MetaSolv's TBS software, communications providers can quickly and efficiently respond to market demand, optimize their service fulfillment processes, and build stronger relationships with their customers. MetaSolv is an active participant in the Ordering & Billing Forum (OBF), ASP Consortium and TeleManagement Forum (TMF). MetaSolv has regional offices in Atlanta, Chicago, Denver, McLean, VA and London. MetaSolv's web site is www.metasolv.com. Contact MetaSolv directly at (800) 747-0791.

This press release contains forward-looking statements that are based upon current information and expectations, and that involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv's current expectations. MetaSolv assumes no obligation to update any such forward looking statement. Using the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors described in any MetaSolv documents or reports filed from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 1999, as well as by other factors.
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